EXHIBIT 23-1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
The Navigators Group, Inc.
We consent to the incorporation by reference in the registration statements No. 33-51608, No. 333-97183, No. 333-106317 and 333-125124 on Form S-8 of The Navigators Group, Inc. and subsidiaries, our report dated February 18, 2011, with respect to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statements schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of The Navigators Group, Inc. and subsidiaries.
Our report refers to a change in the Company’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of January 1, 2009.
KPMG LLP
New York, New York
February 18, 2011